U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

XYNERGY CORPORATION
[formerly known as Raquel, Inc.]
--------------------------------------------------------------------------------
(Exact name of registrant as specified in its charter)

NEVADA                     93-1123005
(State or other jurisdiction of                 (I.R.S. Employer
incorporation or organization)              Identification No.)

269 So. Beverly Drive, Suite 938, Beverly Hills, CA 90212

(310) 274-0086

(Address and telephone number of Registrant’s principal executive offices and principal place of business)

STOCK INCENTIVE PLAN
-----------------------------------------------------------------------------
(Full title of the plan)

Laughlin International Inc., 3533 N. Carson St., Carson city, NV 89706-0147
(Name and address of Agent for Service)

(800) 648-0966
(Telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share (1)	Proposed maximum Aggregate offering Price for this amended Form S-8 filing	Amount of Registration fee
Common Stock ($.001 par value)	6,000,000	$.09	$540,000	$68.42

Total No. Of pages: 14

(1)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 as amended. The calculation of the registration fee is based upon the price per share of $.09 which was the average sales price of the Registrant’s common stock on February 23, 2004 as reported on the Over-the Counter electronic Bulletin Board.

PROSPECTUS

XYNERGY CORPORATION
269 SO. BEVERLY DRIVE, SUITE 938
BEVERLY HILLS, CA 90212
(310) 274-0086

(6,00,000 SHARES OF COMMON STOCK)

This Prospectus rates to the offer and sale by XYNERGY CORPORATION, ("XYNY"), a Nevada Corporation ("the Company") of shares of its $0.001 par value common stock (the "Common Stock) pursuant to its Stock Incentive Plan where by certain individuals receive stock options to stipulate their involvement and continued involvement in the Company. The Company is registering hereunder and then issuing upon receipt of adequate consideration therefore to the Employee, Officer, Director or Consultant 6,000,000 shares of the Common Stock in considerations for services rendered and/or to be rendered and payments made under the STOCK INCENTIVE PLAN.

The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are affiliates of the Company within the meaning of the Securities Act of 1933 (the Act) may sell all or pat TO the shares in any way permitted by law including sales in the over-the-counter market at prices prevailing at the time of such sale. Shares registered hereunder are being sold to both affiliates and non-affiliates of the Company. An affiliate is, summarily, any director, executive officer or controlling shareholder of the Company. The affiliates of the Company may become subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (the Exchange Act) which would limit their discretion in transferring the shares acquired in the Company. If the individual who is not now an affiliate becomes an affiliate of the Company in the future; he would then be subject to Section I(b) of the Exchange Act (See General Information -- Restrictions on Resale).

The Common Stock is listed on the OTC Bulletin Board under the symbol XYNY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is February 23, 2004.

This Prospectus is not part of any Registration Statement which was filed and been effective under the Securities Act of 1933 as amended (the Securities Act) and does not contain all of the information set forth in the Registration Statement, certain portions of which have been offered pursuant to the rules and regulations promulgated by the U.S. Securities and exchange Commission (The Commission) under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as and exhibit to either the Registration Statement or other filings of the Company with the commission are qualified I their entirety by the reference thereto.

A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: XYNERGY CORPORATION, 269 SO. BEVERLY DRIVE, SUITE 938, BEVERLY HILLS, CA 90212, telephone (310) 274-0086.

The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission., These reports as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be reviewed and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.C. Washington D.C. 20549. Copies may be obtained at the prescribed rates. In addition the Common Stock is quoted on an automated,automated quotation system maintained by the national Association of Securities Dealers, Inc. (NASD). Thus copies of these reports, proxy statements, information statements and other information may also be examined t the offices of the NASD at 1I735 K Street N.C. Washington DC 20549.

No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such other information or representation must not be relied upon as having been authorized by the Company.l This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to anyone to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.

TABLE OF CONTENTS

PART I

INFORMATION A REQUIRED IN THE SECTION S10(A) PROSPECTUS                                                7

ITEM 1. PLAN INFORMATION                                                                                                                    7

GENERAL INFORMATION                                                                                                                           7
The Company                                                                                                                                                    7
Purpose    7
Common Stock                                                                                                                                                  7
The Consultant                                                                                                                                                   7
No Restrictions on Transfer                                                                                                                                7
Tax Treatment to the Consultant                                                                                                                         7
Tax Treatment to the Company                                                                                                                          8
Restrictions on Resales                                                                                                                                      8

DOCUMENTS INCORPORATED BY REFERENCE & ADDITIONAL INFORMATION                          8

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Legal Opinion and Experts                                                                                                                                 8
Indemnification of Officers and Directors                                                                                                            9

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT                                                       9
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE                                                              9
ITEM 4. DESCRIPTION OF SECURITIES                                                                                                     9
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

INDEMNIFICATION OF DIRECTORS AND OFFICERS                                                                            10

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED                                                                         12
ITEM 8. EXHIBITS                                                                                                                                          12
ITEM 9. UNDERTAKINGS                                                                                                                             13
EXHIBIT INDEX                                                                                                                                              16

PART 1

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information

GENERAL INFORMATION

The Company

The Company has its principal offices at 269 So. Beverly Drive, Suite 938, Beverly Hills, CA 90212, telephone (310) 274-0086.

Purposes

The Common Stock will be issued by the Company pursuant to its Stock Incentive Plan which has been approved by the Board of directors of the Company (the "Board of Directors"). The Stock Incentive Plan is hoped to provide a method whereby the Company’s current employees and officers and non-employee directors and consultants may be stimulated and allow the Company to secure and retain highly qualified employees, officers, directors and non-employee directors and consultants, thereby advancing the interests of the Company, and all of its shareholders. A copy of the Stock Incentive Plan has been filed as an exhibit to this Registrations Statement.

Common Stock

The Board has authorized the issuance of up to _______________ shares of the Common stock pursuant to the Company’s Stock Incentive Plan upon effectiveness of this registration Statement.

The company Stock Incentive Plan

The Company has established a Stock Incentive Plan which awards stock options in an effort to further compensate its existing employees and officers and non-employee directors and consultants, secure their continued employment, and attract highly qualified employees and consultants as they are needed.

No Restrictions on Transfer

Upon the exercise of an option, that individual will become the record and beneficial owners of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Individual who exercises the option

The individuals receiving shares of common stock pursuant to the exercises of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise may be deemed ordinary income for federal income tax purposes. The recipient is urged to consult his tax advisor on this matter. Further if any recipient is an "affiliate," Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment to the Company

The amount of income recognized by any recipient thereunder in accordance with the foregoing discussion may be in ex[existence deductible by the Company for federal income tax purposes of the taxable year of the Company during which the recipient recognizes income.

Restrictions of Resales

In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common Stock acquired hereunder by persons other than affiliates are of subject to Section 16(b) of the Exchange Act.

DOCUMENTS INCORPORATED BY REFERENCE AND ADDITIONAL INFORMATION

The Company hereby incorporates by reference (I) in its annual report of Form 10KSB for the year ended December 31, 2002, filed pursuant to Section 13 of the Exchange Act, (ii) any all Forms 10QSB filed under the Securities and Exchange Act subsequent to any filed form 10KSB, as well as all other reports filed under Section 13 of the Exchange Act, and (iii) its annual report, if any, to shareholder delivered pursuant to Rule 14a-3 of the Exchange Act. In additional, all further documents filed by the Company pursuant to Section 13, 14, or 15(d) of the Exchange Act prior of the termination of this offering are deemed to be incorporated by reference to this Pros-pectus and to be a part hereof from the date of filing. All documents which when together, constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

Item 2.        Registrant Information and Employee Plan Annual Information

A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to:XYNERGY CORPORATION, 269 SO. BEVERLY DRIVE, SUITE 938, BEVERLY HILLS, CA 90212, telephone (310) 274-0086.

Opinions and Experts

The financial statements of XYNERGY CORPORATION, incorporated by reference in the Company’s Annual Report (Form 10KSB) for the period ended December 31, 2002, dated May, 2003 have been audited by Henry Schiffer Certified Public Account, independent auditors, as set forth inn their report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

Indemnification of Officers and directors

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the company, the Company has been informed that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

Registrant hereby states that (i) all documents set forth in (a) through ( c), below, are incorporated by reference in this registration statement, and (ii) all documents subsequently filed by registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities ten remaining unsold,k shall be deemed incorporated by reference I this registration statement and to be a part hereof from the date of filing of such documents.

(a)    Registrant’s latest Annual Report, whether filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

(b)    All other reports filed pursuant to Section 13(a) or 15(d) or the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

(c )    The latest prospectus filed pursuant to Rule 424(b) under the Securities Act.

Item 4.        Description of Securities

No description of the class of securities (I.e., the $.001 par value Common Stock) is required under this item because the Common Stock is registered under Section 12 of the Exchange Act.

Item 5.        Interests of Named Experts and Counsel

Not applicable.

Item 6.        Limitation of Liability Directors and Officers

LIMITATION OF LIABILITY

(a)    Articles of Incorporation

TWELFTH.    "No director or officer of the Corporation shall be personally liable to the Corporation or any of its shareholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director officer: provided, however that the foregoing provision shall not eliminate or limit the liability of a director officer (I) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. And repeal or modification of this Article by stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director officer of the corporation for acts or omissions prior to such repeal or modification."

(b)    BYLAWS.

The bylaws of the Registrant provide the following with respect to indemnification of directors, officers, employees and other agents I Article VI.

Section 1.    DEFINITIONS. For purposes of this Article VI, "agent" includes any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of anther foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or was a director, officer, employee, or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation of another enterprise at the request of such predecessor corporation; "proceeding" includes any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expenses" includes without limitation, attorneys’ fees and any expenses of establishing a right to indemnification under Section 4 or Section 5(c) of this Article VI.

Section 2.    INDEMNIFICATIONS IN ACTIONS BY THIRD PARTIES. The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation) by reason of the fact that such proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith an in a manner such person reasonably believes to be in the best interest of the corporation and, in the case of criminal proceedings, had no reasonable cause to believe the conduct of such person was unlawful. The termination of any preceding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and I a manner which the person reasonably believed to be I the best interest of the corporation or that the person had reasonable cause top believe that the person’s conduct was unlawful.

Section 3.    INDEMNIFICATION IN ACTIONS BY OR ON THE RIGHT OF THE CORPORATION. The CorporatIon shall have the power to indemnify and person who was or is a party or is threatened to be made a panty of any threatened pending, or contemplated action by or I the right of the corporation to procure a judgment I its favor by reason of the fact that such person is or was an agent of the corporation, against expenses actually and reasonably incurred by such person I connection with the defense or settlement of such action if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation, and with such care, including reasonable inquiry, as an ordinary prudent person in a like position would use under similar circumstances. No indemnification shall be made under this Section 3 in respect of any claim, issue, or manner as to which such person shall be adjudged to be liable to the corporation in the performance of such person’ duty of the corporation, unless and only to the extent that the court I which such action was brought shall have determined upon application that, in view of al the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses which such court shall determine.

Section 4.    INDEMNIFICATION AGAINST EXPENSES. To the extent that an agent of the corporation has been successful in the merits in defense of any proceeding referred to in Section 2 or 3 of this Article VI or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

Section 5.    REQUIRED DETERMINATIONS. Except as provided in Section 4, any indemnification under this Article VI shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth in Sections 2 and 3 of this Article VI, by: (a) A majority vote of those directors who are not parties to such proceeding; (b) Approval of a majority of the stockholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or (c ) The court I which such proceeding is or was pending upon application made by the corporation or the agent or attorney or other person rendering services in connection the defense, whether or not such application by the agent, attorney, or other person is opposed by the corporation.l

Section 6.    ADVANCE OF EXPENSES. Expenses incurred in defending any proceeding must be advanced by the corporation prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of an agent to repay such amount unless it shall be determined ultimately that the agent is entitled to be indemnified as authorized in this Article VI.

Section 7.    OTHER INDEMNIFICATIONS. No provision made by the corporation to indemnify it or its subsidiaries’ directors or officers for the defense of any proceeding, whether contained the Articles of Incorporation, Bylaws, a resolution of the stockholders or directors, an agreement shall be valid unless consistent with Article VI. Nothing contained in this Article shall affect any right to indemnification to which persons other than such directors and officers may be entitled by contract or otherwise.

Section 8.    FORMS OF INDEMNIFICATION NOT PERMITTED. No indemnification or advance shall be made under this Article VI, except as provided in Section 4 or 5(c ) in any circumstances where it appears: (a) That it would be inconsistent with a provision of the Articles of Incorporation, these Bylaws, a resolution of the stockholders or an agreement in effect as the time of the accrual of the alleged cause of action as settled in the proceedings in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or (b) That it would be inconsistent with any condition expressly imposed by the court approving a settlement.

Section 9.    INSURANCE. The Corporation shall have the power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent’s status as such whether or not the corporation would have the power to indemnify the agent against such liability under the provisions of this Article VI.

Section 10.    NONAPPLICABILITY TO FIDUCIARIES OF EMPLOYEE BENEFIT PLANS. This Article VI does not apply to any proceedings against any trustee, investment manager, or other fiduciary of an employee benefit plan in such persons capacity as such even though such person may also be an agent of the corporation defined in Section 1 of this Article VI.

Item 7.        Exemption from Registration Claimed

Not Applicable.

Item 8,.    Exhibits

(a)    The following exhibits are filed as part of its S-8 registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit No.    Title

4.    Not Applicable.

10.    Stock Incentive Plan, incorporated by reference.
15.    Not required
27.    Not Required
28.    Not Required
29.    Not Required

Item 9.        Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification of against public policy as expressed I the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant ins the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person I connection with the securities being registered, registrant will unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed is the Act and will be governed by final adjudication of such issue.

Registrant hereby undertakes:

(1)    To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)    include any prospectus required by Section 10(a)(3) of the Securities Act:
(ii)    reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate represents a fundamental change in the information set forth in the registration statement; and
(iii)    include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however , paragraphs (I) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from period reports filed by t he registrant small business issuer under the Exchange Act.

(2)    That, for the purpose of determining any liability under the Securities Act, each pot-effective amendment to the registration statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering o f such securities at hat tie shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be to be presented by Article 3 of Regulation S-X is not set forth in the prospectus,s to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarter report that is specifically incorporated by reference in the prospectus to provide such interim financial information,.

Registrant hereby undertakes that, fore purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Beverly Hills, California on the 23rd day of February, 2004.

XYNERGY CORPORATION
(Registrant)

By:  /s/ Raquel Zepeda
Raquel Zepeda, Chairman of the Board

POWER OF ATTORNEY
Each person whose individual signature appears below hereby authorizes Raquel Zepeda as attorney-in-fact with full power of substitution, to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all post-effective amendments to this Registration Statement.

Pursuant to the requirements of the 1933 Act, this registration statement or amendment has been signed by the following persons in the capacities and on the dates indicated.

Signatures                Title                        Date

/s/ Raquel Zepeda           Chairman of the Board            Feb. 23, 2004
Raquel Zepeda            President and Secretary